Exhibit 99.2

NATIONAL HOLDINGS CORPORATION ANNOUNCES EFFECTIVENESS OF 1:10 REVERSE SPLIT OF COMMON STOCK

NEW YORK, February 19, 2015 – National Holdings Corporation (OTC QB: NHLDD) (”National Holdings” or the “Company”), a full-service investment banking and asset management firm, announced today that its previously announced intention to reverse split the Company’s stock at a ratio of 1-for-10 is now effective. Post -split the Company will have approximately 12.5 million shares outstanding and a market capitalization of approximately $55.0 million based on yesterday’s closing price. The reverse stock split is intended to facilitate the listing of National Holding's common stock on the NASDAQ Capital Market.

The Company's trading symbol has changed to “NHLDD” for a period of 20 business days, after which the last “D” will be removed and the Company's trading symbol will revert to the original symbol of “NHLD”. National Holdings' post-split common stock will trade under the new CUSIP Number 636375206. The Company's authorized number of shares of common stock will be unchanged following the reverse stock split.

Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number on a certificate-by-certificate basis, each stockholder will beneficially hold the same percentage of common stock immediately following the reverse stock split as they held immediately prior to the reverse stock split.

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts as of February 19, 2015. Beneficial holders may contact their bank, broker, or nominee for more information. Stockholders with shares held in certificated form will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company’s exchange agent, Computershare Trust Company.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Contacts:

National Holdings Corporation

Robert Fagenson, 212-417-8210

Or

Prosek Partners

Nick Rust, 212-279-3115

nrust@prosek.com

Source: National Holdings Corporation

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